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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Power-One, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
739308104
(CUSIP Number)
February 6, 2009
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAMES OF REPORTING PERSONS The Stephens Group, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Arkansas

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.00%

12	TYPE OF REPORTING PERSON

HC, OO

1	NAMES OF REPORTING PERSONS Bess C. Stephens Trust UID 1/4/85

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		150,212

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		150,212

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	150,212

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.17%

12	TYPE OF REPORTING PERSON

	OO

1	NAMES OF REPORTING PERSONS Equity Horizons I, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		10,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		10,000

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	10,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.01%

12	TYPE OF REPORTING PERSON

	PN

1	NAMES OF REPORTING PERSONS Equity Horizons II, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		10,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		10,000

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	10,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.01%

12	TYPE OF REPORTING PERSON

	PN

1	NAMES OF REPORTING PERSONS Bess C. Stephens Family Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		17,727

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		17,727

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	17,727

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.02%

12	TYPE OF REPORTING PERSON

	OO

1	NAMES OF REPORTING PERSONS Bess C. Stephens Revocable Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		143,389

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		143,389

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	143,389

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.16%

12	TYPE OF REPORTING PERSON

	OO

1	NAMES OF REPORTING PERSONS Elizabeth Ann Stephens Campbell Revocable Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		863,553

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		863,553

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	863,553

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.98%

12	TYPE OF REPORTING PERSON

	OO

1	NAMES OF REPORTING PERSONS Elizabeth S. Campbell Trust A

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		1,087,009

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,087,009

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,087,009

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.24%

12	TYPE OF REPORTING PERSON

	OO

1	NAMES OF REPORTING PERSONS Elizabeth S. Campbell Trust under Art 4 of the PDS Trust UID Sept 5, 1996

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		96,557

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		96,557

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	96,557

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.11%

12	TYPE OF REPORTING PERSON

	OO

1	NAMES OF REPORTING PERSONS W.R. Stephens, Jr. Revocable Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		1,071,892

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,071,892

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,071,892

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.22%

12	TYPE OF REPORTING PERSON

	OO

1	NAMES OF REPORTING PERSONS W.R. Stephens, Jr. Trust A

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		1,212,009

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,212,009

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,212,009

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.38%

12	TYPE OF REPORTING PERSON

	OO

1	NAMES OF REPORTING PERSONS W.R. Stephens, Jr. Trust under Art 4 of the PDS Trust UID Sept 5, 1996

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		96,557

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		96,557

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	96,557

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.11%

12	TYPE OF REPORTING PERSON

	OO

1	NAMES OF REPORTING PERSONS Elizabeth Chisum Campbell 1992 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		105,890

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		105,890

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	105,890

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.12%

12	TYPE OF REPORTING PERSON

	OO

1	NAMES OF REPORTING PERSONS Susan Stephens Campbell 1992 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		105,890

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		105,890

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	105,890

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.12%

12	TYPE OF REPORTING PERSON

	OO

1	NAMES OF REPORTING PERSONS Craig D. Campbell, Jr. 1992 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		105,890

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		105,890

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	105,890

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.12%

12	TYPE OF REPORTING PERSON

	OO

1	NAMES OF REPORTING PERSONS W.R. Stephens, III 1992 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		158,835

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		158,835

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	158,835

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.18%

12	TYPE OF REPORTING PERSON

	OO

1	NAMES OF REPORTING PERSONS Arden Jewell Stephens 1992 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		158,835

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		158,835

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	158,835

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.18%

12	TYPE OF REPORTING PERSON

	OO

1	NAMES OF REPORTING PERSONS Coral Two Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		283,544

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		283,544

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	283,544

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.32%

12	TYPE OF REPORTING PERSON

	CO

1	NAMES OF REPORTING PERSONS Robert L. Schulte IRA

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		14,430

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		14,430

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	14,430

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.02%

12	TYPE OF REPORTING PERSON

	OO

1	NAMES OF REPORTING PERSONS Jon E. M. Jacoby

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		97,380

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		97,380

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	97,380

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.11%

12	TYPE OF REPORTING PERSON

	IN

1	NAMES OF REPORTING PERSONS Jacoby Enterprises, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		428,406

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		428,406

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	428,406

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.49%

12	TYPE OF REPORTING PERSON

	CO

1	NAMES OF REPORTING PERSONS J&J Partners

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		20,682

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		20,682

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	20,682

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.02%

12	TYPE OF REPORTING PERSON

	PN

1	NAMES OF REPORTING PERSONS James Jacoby

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		25,395

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		25,395

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	25,395

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.03%

12	TYPE OF REPORTING PERSON

	IN

1	NAMES OF REPORTING PERSONS Carol Stephens

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		11,600

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		11,600

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	11,600

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.01%

12	TYPE OF REPORTING PERSON

	IN

1	NAMES OF REPORTING PERSONS Arden Jewell Stephens Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		21,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		21,000

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	21,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.02%

12	TYPE OF REPORTING PERSON

	OO

1	NAMES OF REPORTING PERSONS W.R. Stephens, III Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		21,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		21,000

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	21,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.02%

12	TYPE OF REPORTING PERSON

	OO

1	NAMES OF REPORTING PERSONS Francine, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Nevada

	5	SOLE VOTING POWER

NUMBER OF		20,682

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		20,682

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	20,682

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.02%

12	TYPE OF REPORTING PERSON

	CO

1	NAMES OF REPORTING PERSONS MAM Holdings International, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Nevada

	5	SOLE VOTING POWER

NUMBER OF		82,046

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		82,046

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	82,046

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.09%

12	TYPE OF REPORTING PERSON

	HC, CO

1	NAMES OF REPORTING PERSONS Susan Stephens Campbell 1995 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		45,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		45,000

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	45,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.05%

12	TYPE OF REPORTING PERSON

	OO

1	NAMES OF REPORTING PERSONS Elizabeth Chisum Campbell 1995 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		45,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		45,000

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	45,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.05%

12	TYPE OF REPORTING PERSON

	OO

1	NAMES OF REPORTING PERSONS Craig D. Campbell, Jr. 1995 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		45,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		45,000

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	45,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.05%

12	TYPE OF REPORTING PERSON

	OO

1	NAMES OF REPORTING PERSONS Susan Stephens Campbell 2004 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		19,585

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		19,585

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	19,585

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.02%

12	TYPE OF REPORTING PERSON

	OO

1	NAMES OF REPORTING PERSONS Elizabeth Chisum Campbell 2004 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		19,585

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		19,585

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	19,585

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.02%

12	TYPE OF REPORTING PERSON

	OO

1	NAMES OF REPORTING PERSONS Craig D. Campbell, Jr. 2004 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		19,585

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		19,585

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	19,585

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.02%

12	TYPE OF REPORTING PERSON

	OO

1	NAMES OF REPORTING PERSONS Craig D. Campbell Exempt Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		35,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		35,000

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	35,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.04%

12	TYPE OF REPORTING PERSON

	OO

1	NAMES OF REPORTING PERSONS W.R. Stephens, Jr. Childrens Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		75,064

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		75,064

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	75,064

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.09%

12	TYPE OF REPORTING PERSON

	OO

1	NAMES OF REPORTING PERSONS Snow Lake Holdings, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Nevada

	5	SOLE VOTING POWER

NUMBER OF		3,185

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		3,185

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,185

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.00%

12	TYPE OF REPORTING PERSON

	CO

1	NAMES OF REPORTING PERSONS Robert L. Schulte Revocable Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		7,237

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		7,237

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	7,237

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.01%

12	TYPE OF REPORTING PERSON

	OO

1	NAMES OF REPORTING PERSONS William S. Walker

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		16,865

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		16,865

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	16,865

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.02%

12	TYPE OF REPORTING PERSON

	IN

1	NAMES OF REPORTING PERSONS Jon E. M. Jacoby KEOGH

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		30,566

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		30,566

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	30,566

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.03%

12	TYPE OF REPORTING PERSON

	OO

Preliminary Note: This Amendment No. 1 to Schedule 13G relates to the common stock, par value $.01 per share (“Common Stock”) of Power-One, Inc., a Delaware corporation (the “Issuer”) and is being filed by the Reporting Persons as defined below. The initial Schedule 13G was filed on February 13, 2008. In this Amendment No. 1, Equity Horizons I, LP, Equity Horizons II, LP, Elizabeth S. Campbell Trust A, W.R. Stephens, Jr. Trust A and Snow Lake Holdings, Inc. have been added as Reporting Persons. The following individual and entities are no longer part of the reporting group and, if applicable, will file any future beneficial ownership reports separately from the Reporting Persons: Bess C. Stephens, Elizabeth Campbell Family Trust dated 12/13/99, Elizabeth S. Campbell Family Trust dated 05/03/99, W.R. Stephens, Jr. Family Trust dated 12/13/99, W.R. Stephens, Jr. Family Trust dated 05/03/99, C. Ray Gash, IRA and C. Ray Gash. As of February 6, 2009, the Reporting Persons owned 6,782,082 shares of Common Stock. All percentages were calculated based on the 87,798,208 shares of Common Stock outstanding.
ITEM 1
(a)	Name of Issuer: Power-One, Inc. (the “Company”)

(b)	Address of Issuer’s Principal Executive Offices: 740 Calle Plano, Camarillo, CA 93012
ITEM 2
Title of Class of Securities and CUSIP Number (Items 2(d) and 2(e))
This Schedule 13G relates to shares of Common Stock (the “Shares”) of the Company. The CUSIP number of the Shares is 739308104.
Names of Persons Filing, Address of Principal Business Office or Residence, and Citizenship (Items 2(a), 2(b), and 2(c))
This Schedule 13G is filed by and for the entities and persons listed below, all of whom together are referred to as the “Reporting Persons” or individually as a “Reporting Person.”
(i)	The Stephens Group, LLC.

The Stephens Group, LLC is an Arkansas manager-managed limited liability company. It is managed by a Board of Managers consisting of the following individuals: W. R. Stephens, Jr., Elizabeth S. Campbell, Craig D. Campbell, Jon E. M. Jacoby, K. Rick Turner, Ronald M. Clark, Robert L. Schulte, C. Ray Gash, William S. Walker and Emon A. Mahony, Jr.

(ii)	Bess C. Stephens Trust UID 1/4/85

(iii)	Bess C. Stephens Family Trust

(iv)	Bess C. Stephens Revocable Trust

(v)	Elizabeth Ann Stephens Campbell Revocable Trust

(vi)	Elizabeth S. Campbell Trust A

(vii)	Elizabeth S. Campbell Trust under Art 4 of the PDS Trust UID Sept 5, 1996

(viii)	W.R. Stephens, Jr. Revocable Trust

(ix)	W.R. Stephens, Jr. Trust A

(x)	W.R. Stephens, Jr. Trust under Art 4 of the PDS Trust UID Sept 5, 1996

(xi)	Elizabeth Chisum Campbell 1992 Trust

(xii)	Susan Stephens Campbell 1992 Trust

(xiii)	Craig D. Campbell, Jr. 1992 Trust

(xiv)	W.R. Stephens, III 1992 Trust

(xv)	Arden Jewell Stephens 1992 Trust

(xvi)	Coral Two Corporation

(xvii)	Robert L. Schulte IRA

(xviii)	Jon E. M. Jacoby. Mr. Jacoby is a Director of the Corporation.

(xix)	Jacoby Enterprises, Inc.

(xx)	J & J Partners

(xxi)	James Jacoby

(xxii)	Carol Stephens

(xxiii)	Arden Stephens

(xxiv)	W.R. Stephens, III

(xxv)	Francine, Inc.

(xxvi)	MAM Holdings International, Inc.

(xxvii)	Susan Stephens Campbell 1995 Trust

(xxviii)	Elizabeth Chisum Campbell 1995 Trust

(xxix)	Craig D. Campbell, Jr. 1995 Trust

(xxx)	Susan Stephens Campbell 2004 Trust

(xxxi)	Elizabeth Chisum Campbell 2004 Trust

(xxxii)	Craig D. Campbell, Jr. 2004 Trust

(xxxiii)	Craig D. Campbell Exempt Trust

(xxxiv)	W.R. Stephens, Jr. Childrens Trust

(xxxv)	Robert L. Schulte Revocable Trust

(xxxvi)	William S. Walker

(xxxvii)	Equity Horizons I, LP

(xxxviii)	Equity Horizons II, LP

(xxxix)	Snow Lake Holdings, Inc.

(xl)	Jon E. M. Jacoby KEOGH
This address of the principal business office of each of the Reporting Persons is c/o The Stephens Group, LLC, 100 Morgan Keegan Dr., Suite 500, Little Rock, AR 72202.
The citizenship of each of the Reporting Persons is set forth in Row 4 of the Cover Page for each Reporting Person and is hereto incorporated by reference for each such Reporting Person.
ITEM 3 If this statement is filed pursuant to Rule 240.13d-1(b) or 240.13d-2(b) or (c):
Not Applicable
ITEM 4 Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)	Amount beneficially owned:
The information required by Item 4(a) is set forth in Row 9 of the Cover Page for each Reporting Person and is hereto incorporated by reference for each such Reporting Person.
(b)	Percent of class:
The information required by Item 4(b) is set forth in Row 11 of the Cover Page for each Reporting Person and is hereto incorporated by reference for each such Reporting Person.
(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote:

The information required by Item 4(c)(i) is set forth in Row 5 of the Cover Page for each Reporting Person and is hereto incorporated by reference for each such Reporting Person.

(ii)	Shared power to vote or to direct the vote:

The information required by Item 4(c)(ii) is set forth in Row 6 of the Cover Page for each Reporting Person and is hereto incorporated by reference for each such Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

The information required by Item 4(c)(iii) is set forth in Row 7 of the Cover Page for each Reporting Person and is hereto incorporated by reference for each such Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of:

The information required by Item 4(c)(iv) is set forth in Row 8 of the Cover Page for each Reporting Person and is hereto incorporated by reference for each such Reporting Person.
ITEM 5 Ownership of Five Percent or Less of a Class.
Not Applicable
ITEM 6 Ownership of More than Five Percent on Behalf of Another Person.
Not Applicable

ITEM 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
Not Applicable
ITEM 8 Identification and Classification of Members of the Group.
Not Applicable
ITEM 9 Notice of Dissolution of Group.
Not Applicable
ITEM 10 Certification.
By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
[Signature Page Follows]

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
February __, 2009

THE STEPHENS GROUP, LLC		BESS C. STEPHENS TRUST

By:	/s/ Ronald M. Clark	By:	/s/ W.R. Stephens, Jr.
	Ronald M. Clark		W.R. Stephens, Jr.
	Senior Vice President & General Counsel		Trustee

BESS C. STEPHENS FAMILY TRUST		BESS C. STEPHENS REVOCABLE TRUST

By:	/s/ W.R. Stephens, Jr.	By:	/s/ Bess C. Stephens
	W.R. Stephens, Jr.		Bess C. Stephens
	Trustee		Trustee

ELIZABETH S. CAMPBELL TRUST A		ELIZABETH ANN STEPHENS CAMPBELL REVOCABLE TRUST

By:	/s/ Robert L. Schulte	By:	/s/ Elizabeth Stephens Campbell
	Robert L. Schulte		Elizabeth Stephens Campbell
	Trustee		Trustee

ELIZABETH S. CAMPBELL TRUST		W.R. STEPHENS, JR. REVOCABLE TRUST
UNDER ARTICLE 4 OF THE PDS TRUST
UID SEPTEMBER 5, 1996

By:	/s/ Elizabeth S. Campbell	By:	/s/ W.R. Stephens, Jr.
	Elizabeth S. Campbell		W.R. Stephens, Jr.
	Trustee		Trustee

W.R. STEPHENS, JR. TRUST A		ELIZABETH CHISUM CAMPBELL 1992 TRUST

By:	/s/ Robert L. Schulte	By:	/s/ W.R. Stephens, Jr.
	Robert L. Schulte		W.R. Stephens, Jr.
	Trustee		Trustee

W.R. STEPHENS, JR. TRUST UNDER		CRAIG D. CAMPBELL, JR. 1992 TRUST
ARTICLE 4 OF THE PDS TRUST UID
SEPTEMBER 5, 1996

By:	/s/ W.R. Stephens, Jr.	By:	/s/ W.R. Stephens, Jr.
	W.R. Stephens, Jr.		W.R. Stephens, Jr.
	Trustee		Trustee

SUSAN STEPHENS CAMPBELL 1992 TRUST		ARDEN JEWELL STEPHENS 1992 TRUST

By:	/s/ W.R. Stephens, Jr.	By:	/s/ W.R. Stephens, Jr.
	W.R. Stephens, Jr.		W.R. Stephens, Jr.
	Trustee		Trustee

W.R. STEPHENS, III 1992 TRUST

By:	/s/ W.R. Stephens, Jr.	By:	/s/ Jon E. M. Jacoby
	W.R. Stephens, Jr.		Jon E. M. Jacoby
Trustee

CORAL TWO CORPORATION		J & J PARTNERS

By:	/s/ Jon E. M. Jacoby	By:	/s/ Jon E. M. Jacoby
	Jon E. M. Jacoby		Jon E. M. Jacoby
	President		Managing Partner

ROBERT L. SCHULTE IRA

By:	/s/ Robert L. Schulte	By:	/s/ Carol Stephens
	Robert L. Schulte		Carol Stephens

JACOBY ENTERPRISES, INC.		W.R. STEPHENS, III TRUST

By:	/s/ Jon E. M. Jacoby	By:	/s/ Robert L. Schulte
	Jon E. M. Jacoby		Robert L. Schulte
	President		Trustee

MAM HOLDINGS INTERNATIONAL, INC.

By:	/s/ James Jacoby	By:	/s/ Robert L. Schulte
	James Jacoby		Robert L. Schulte
Vice President

ARDEN JEWELL STEPHENS TRUST		ELIZABETH CHISUM CAMPBELL 1995 TRUST

By:	/s/ Robert L. Schulte	By:	/s/ Jon E. M. Jacoby
	Robert L. Schulte		Jon E. M. Jacoby
	Trustee		Trustee

FRANCINE, INC.		SUSAN STEPHENS CAMPBELL 2004 TRUST

By:	/s/ Robert L. Schulte	By:	/s/ Jon E. M. Jacoby
	Robert L. Schulte		Jon E. M. Jacoby
	Treasurer		Trustee

SUSAN STEPHENS CAMPBELL 1995 TRUST		CRAIG D. CAMPBELL, JR. 2004 TRUST

By:	/s/ Jon E. M. Jacoby	By:	/s/ Jon E. M. Jacoby
	Jon E. M. Jacoby		Jon E. M. Jacoby
	Trustee		Trustee

CRAIG D. CAMPBELL, JR. 1995 TRUST		W.R. STEPHENS, JR. CHILDRENS TRUST

By:	/s/ Jon E. M. Jacoby	By:	/s/ W.R. Stephens, Jr.
	Jon E. M. Jacoby		W.R. Stephens, Jr.
	Trustee		Trustee

ELIZABETH CHISUM CAMPBELL 2004 TRUST		ROBERT L. SCHULTE REVOCABLE TRUST

By:	/s/ Jon E. M. Jacoby	By:	/s/ Robert L. Schulte
	Jon E. M. Jacoby		Robert L. Schulte
	Trustee		Trustee

CRAIG D. CAMPBELL EXEMPT TRUST

By:	/s/ Craig D. Campbell	By:	/s/ William S. Walker
	Craig D. Campbell		William S. Walker
Trustee

EQUITY HORIZONS I, LP		EQUITY HORIZONS II, LP

By:	Equity Horizons Management I, LLC	By:	Equity Horizons Management II, LLC
	Its General Partner		Its General Partner

By:	/s/ Robert L. Schulte	By:	/s/ Robert L. Schulte
	Robert L. Schulte		Robert L. Schulte
	Manager		Manager

SNOW LAKE HOLDINGS, INC.		JON E. M. JACOBY KEOGH

By:	/s/ Robert L. Schulte	By:	/s/ Jon E. M. Jacoby
	Robert L. Schulte		Jon E. M. Jacoby
Director

* By:	/s/ Ronald M. Clark

Ronald M. Clark
Attorney-in-Fact

*
This Schedule 13G was signed pursuant to a Power of Attorney, dated February ___, 2009 and filed by the Reporting Persons with the Securities and Exchange Commission on February ___, 2009, included hereto as Exhibit 2 and incorporated by reference.

EXHIBIT INDEX

Exhibit 1	Agreement to File Joint Schedule 13G

Exhibit 2	Power of Attorney executed by Reporting Persons